NEWS RELEASE

April 02, 2007
Western Goldfields Announces Mesquite Mine is Fully Funded

Agreement for US$105 million Term Loan Facility and recent equity offering complete financing requirements for development of the Mesquite Mine

Toronto, Ontario, April 2, 2007 - Western Goldfields, Inc. (TSX:WGI, OTC BB:WGDF.OB), a gold producer focused on developing the Mesquite Mine in Imperial County, California, today announced that, through its wholly-owned subsidiary, Western Mesquite Mines, Inc., (the Borrower), it has entered into a new term loan facility with Investec Bank (UK) Limited. Under the facility, Western Goldfields will be able to borrow up to $105 million in connection with its development of the Mesquite Mine. The agreement and the Company's recent equity offering complete the financing requirements for the Mine. All currency amounts are in U.S. dollars.

"This is an exciting day for Western Goldfields," said Randall Oliphant, Chairman. "The signing of this term loan facility completes the financing program that we undertook late last year to fund the development of the Mesquite Mine. Together with our recently completed equity offering that raised net proceeds of $59 million, we now have all of the funding in place to bring the Mesquite Mine into production."

The $105 million facility comprises multiple-draw term loans maturing December 31, 2014, of which $85 million will be available to be drawn as required for the development of the Mesquite Mine, and the remainder will be available for up to 12 months after completion for other corporate purposes. Western Goldfields previously announced estimated annual production of 165,000 ounces of gold per year beginning in April 2008.

Achieving completion will require the satisfaction of financial and technical criteria and is expected to occur in the second half of 2008. Until completion, the facility will be guaranteed by the Company. The facility is secured by a pledge of all of the shares of the Borrower and all of the Borrower's assets. Repayment of the facility will be on a semi-annual basis, commencing approximately six months from completion with mandatory prepayments being made from excess cash flow. Interest on each advance will be charged at U.S. LIBOR plus 2.20 percent pre-completion and 1.75 percent post-completion. The company believes that the representations, warranties, covenants, and events of default under the term loan facility are usual and customary for project debt financing facilities of this type.

Terms of the financing agreement are consistent with those that the Company announced on November 30, 2006, when it disclosed that it had signed a mandate letter with Investec Bank (UK) Limited for project debt financing. The availability of the funds is subject to certain conditions, including the Borrower entering into an acceptable gold hedging program for approximately 450,000 ounces with certain lenders under the term loan facility, the resolution of certain ancillary agreements and the delivery of usual and customary closing documents, opinions and certificates.

"The first deliveries of the $67 million mine fleet have arrived at the Mesquite Mine site," said Raymond Threlkeld, President and Chief Executive Officer, "and we are moving full speed ahead with our plans to develop the mine and to expand its reserves and resources."

Western Goldfields, Inc.

Under a new, highly experienced, and dynamic management team, Western Goldfields is a gold producer focused on completing the expansion of its Mesquite Mine, located in Imperial County, California, and returning the mine to full production. Western Goldfields recently announced an increase in the Mesquite Mine's Proven and Probable reserves to an estimated 2.77 million ounces of gold, with Measured and Indicated resources exclusive of reserves estimated at 1.1 million ounces. The Company is estimating average annual production of 165,000 ounces of gold from the mine at total cost of sales of approximately $335 per ounce commencing in April 2008.

Western Goldfields, Inc. is listed on the Toronto Stock Exchange and trades under the symbol WGI, and is quoted on the OTCBB under the symbol WGDF.OB. For further details regarding the Company, please visit www.westerngoldfields.com.

Forward-Looking Information

Certain statements contained in this news release may contain forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation. Such forward-looking statements are identified by words such as "intends", "anticipates", "believes", "expects", and "hopes" and include, without limitation, statements regarding the Company's plan of business operations, financing options and the consequences thereof, potential contractual arrangements, receipt of working capital, anticipated revenues, and related expenditures. There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements. Factors that could cause actual results to differ materially include, among others, those set forth in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission, under the caption, "Risk Factors". Most of these factors are outside the control of the Company. The availability of funds under the term loan facility is subject to certain conditions, including the Borrower entering into an acceptable gold hedging program and the delivery of usual and customary closing documents, opinions and certificates. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further details, please visit www.westerngoldfields.com, or contact:

Brian Penny
Chief Financial Officer
(416)-324-6002
bpenny@westerngoldfields.com

Julie Taylor Pantziris
Director, Regulatory Affairs and Investor Relations
(416)-324-6015
jtaylor@westerngoldfields.com

Richard Wertheim
Investor and Media Relations
Wertheim + Company Inc.
(416)-594-1600
wertheim@wertheim.ca